UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: May 16, 2017

(Date of earliest event reported)

Gas Natural Inc.

(Exact name of registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation)	001-34585 (Commission File Number)	27-3003768 (I.R.S. Employer Identification No.)

1375 East Ninth Street, Suite 3100, Cleveland, Ohio (Address of principal executive offices)	44114 (Zip Code)

(440) 974-3770

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On May 16, 2017, the Board of Directors (the “Board”) of Gas Natural Inc. (the “Company”) adopted amendments to the Company’s Code of Regulations (the “Code”) to reflect the separation of the roles of Chairman and Chief Executive Officer and add a requirement that materials for Board meetings be disseminated at least seven days in advance of each meeting. The amendments were adopted as required by the settlement (the “Settlement”) as set forth in the Stipulation of Settlement dated January 13, 2017 (the “Stipulation”), by and among (i) plaintiffs John Durgerian and Joseph Ferrigno, individually and derivatively on behalf of the Company; (ii) certain of the Company’s current and former officers and directors; and (iii) the Company in the action captioned In re Gas Natural Inc., Case No. 1:13-cv-02805 in the United States District Court for the Northern District of Ohio.

The above summary is qualified in its entirety by reference to the full text of the amended provisions, which are contained in the Second Amended and Restated Code of Regulations attached as Exhibit 3.1 to this Current Report on Form 8-K and are incorporated by reference herein.

Item 8.01	Other Events

Also on May 16, 2017, the Board adopted several resolutions aimed at addressing various corporate governance reforms required by the Stipulation. These resolutions included the adoption of amendments to the Board’s Audit and Governance and Nominating Committee charters and the Company’s Code of Business Conduct to incorporate references to its newly adopted Related Party Transactions Policy. In addition, the Board adopted an incentive compensation Clawback Policy.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

3.1	Gas Natural Inc. Second Amended and Restated Code of Regulations, dated May 16, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gas Natural Inc.

By:	/s/ Christopher J. Hubbert
Name:	Christopher J. Hubbert
Title:	Corporate Secretary

Dated: May 22, 2017